EXHIBIT 4(BE)

                                     FORM OF
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              FPL GROUP CAPITAL INC


          These Articles of Amendment to the Articles of Incorporation, as amended, of FPL Group Capital Inc (the "Company") were adopted pursuant to the authority of the Board of Directors of the Company pursuant to the Florida Business Corporation Act, Section 607.0602 and 607.0825, Florida Statutes, for the purpose of establishing and designating a series of its Serial Preferred Stock, $.01 par value, before the issuance of any shares of that series and determining the preferences, limitations and relative rights of such series and no shareholder action was required in accordance with Section 607.0602.

     1.   The name of the corporation is FPL Group Capital Inc.

     2. The text of the amendment determining the terms of Series __ of the Company's Serial Preferred Stock, $.01 par value, is set forth below:

          (a) The new series of Preferred Stock established by this resolution is hereby designed "____________ Preferred Stock, Series ____".

          (b) The _____________ Preferred Stock, Series ____, is hereby authorized to be issued in the amount of _____ shares.

          (c) The dividend rate of the _________ Preferred Stock, Series ____, shall be [dividend rate and/or method of calculation to be inserted].

          (d)  [Redemption provisions to be inserted].

          (e) [Sinking fund provisions, if any, and conversion privileges, if any, to be inserted].

          (f) [Amounts payable in the event of liquidation, dissolution or other winding up of the Company to be inserted.]

          (g)  [Voting rights, if any, to be inserted.]

          (h)  [Other terms, if any, to be inserted.]

     3. The above amendment was duly adopted by the Board of Directors of the Company, pursuant to resolutions adopted on ____________ and, in accordance with such resolutions and the duly-delegated authority of the Board of Directors, the approval of a senior executive officer of the Company on ____________.

This, the ____ day of ____________, 200_.

FPL GROUP CAPITAL INC


By:
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